NeuroPace Reports Fourth Quarter & Full Year 2022 Financial Results

Mountain View, Calif. – March 2, 2023 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial-stage medical device company focused on transforming the lives of people living with epilepsy, today reported financial results for the fourth quarter and full-year ended December 31, 2022.

Recent Highlights
•Achieved total revenue of $12.8 million for the fourth quarter of 2022, representing a 16% increase over the fourth quarter of 2021
•Achieved initial implant revenue of $9.8 million for the fourth quarter of 2022, representing a 15% increase over the fourth quarter of 2021
•Generated $1.6 million of revenue in the fourth quarter of 2022 from the distribution of DIXI Medical products, marking the first quarter of revenue contributions from the distribution arrangement
•Completed onboarding all centers participating in the NAUTILUS pivotal study for primary generalized epilepsy

“Our strong fourth quarter results were driven by increasing utilization of the RNS System and initial contributions from our exclusive U.S. distribution of stereo EEG electrodes produced by DIXI Medical. We are pleased with our commercial execution amid a more stable epilepsy monitoring unit environment across the last three quarters of the year,” said Mike Favet, Chief Executive Officer of NeuroPace. “By continuing to drive awareness of the clinical benefits and differentiated features of the RNS System and leveraging the strategic benefits of the DIXI Medical distribution agreement, we are well positioned to continue these growth trends throughout 2023. We also look forward to advancing our NAUTILUS pivotal study to expand the indication for the RNS System into the underserved primary generalized epilepsy population.”

Fourth Quarter 2022 Financial Results
Total revenue was $12.8 million in the fourth quarter of 2022, representing growth of 16% compared to the prior year period and 15% compared to the prior quarter. Initial implant revenue was $9.8 million, growth of 15% compared the prior year period and 7% sequentially. Replacement implant revenue was $1.4 million, compared to $2.5 million in the prior year period. The decrease in replacement implant revenue was expected as patients continued to transition to the second generation RNS System with a nearly 11-year battery.

Gross margin for the fourth quarter of 2022 was 69% compared to 73% in the fourth quarter of 2021. The decline in gross margin was primarily due to the initiation of distributing DIXI Medical products, which have a lower gross margin than NeuroPace’s RNS System. The fourth quarter of 2022 was the Company’s first quarter distributing DIXI Medical products.

Total operating expenses in the fourth quarter of 2022 were $18.7 million, compared with $17.1 million in the prior year period. R&D expense in the fourth quarter was $5.1 million compared with $5.3 million in the prior year period. The decrease in R&D expense was primarily driven by a decrease in personnel related expenses. SG&A expense in the fourth quarter of 2022 was $13.6 million compared with $11.7 million in the prior year period. The increase in SG&A expense was primarily driven by expenses associated with the DIXI Medical partnership launch and by personnel related expenses.

Net loss was $11.1 million for the fourth quarter of 2022, compared to a net loss of $10.7 million in the prior year period. Interest expense in the fourth quarter of 2022 was $1.9 million, flat compared to the prior year period.

Full Year 2022 Financial Results
Total revenue was $45.5 million in 2022, representing growth of 1% compared to 2021. Initial implant revenue was $35.7 million, growth of 6% compared to the prior year. Replacement implant revenue was $8.2 million, compared to $11.5 million in the prior year. The decrease in replacement implant revenue was expected as patients continued to transition to the second generation RNS System with a nearly 11-year battery.

Gross margin for 2022 was 71% compared to 74% in 2021. The decline in gross margin was primarily due to a short-term supply chain disruption in the second half of 2022 and changes in the revenue mix with the introduction of sales of DIXI Medical products in the fourth quarter.

Total operating expenses in 2022 were $73.3 million, compared with $57.2 million in the prior year. R&D expense in 2022 was $21.9 million compared with $18.2 million in the prior year. The increase in R&D expense was primarily driven by an increase in personnel related expenses, product development, and clinical study expenses. SG&A expense in 2022 was $51.3 million compared with $39.0 million in the prior year. The increase in SG&A expense was primarily driven by personnel related expenses, costs associated with the first full year of operating as a public company, increased sales and marketing costs to support commercial expansion initiatives, and costs associated with the DIXI Medical partnership launch.

Net loss was $47.1 million for 2022, compared to a net loss of $36.1 million in 2021. Interest expense in 2022 was $7.5 million, compared to $7.4 million in 2021.

Cash, cash equivalents, and marketable securities were $77.4 million as December 31, 2022, down from $85.4 million as of September 30, 2022; long-term borrowings were $52.9 million as of December 31, 2022. Cash burn in the second half of 2022 decreased to approximately $15 million compared to approximately $23 million in the first half of 2022, resulting primarily from cost controls implemented in the middle of 2022.

Full Year 2023 Financial Guidance
•Total revenue to range between $50.0 million to $52.0 million, growing approximately 10% to 14% over 2022
•Gross margin to range between 69% to 71%
•Total operating expenses to range between $75.0 million to $77.0 million

NeuroPace expects revenue growth to be primarily driven by increasing utilization of its RNS System and the full year impact of the sale of DIXI Medical stereo EEG products, partially offset by declining revenue from replacement device implants. NeuroPace expects that replacement implant revenue will generally continue to decrease through the end of 2023, at which time NeuroPace expects to have substantially completed the transition to the second generation RNS System with the longer lasting battery.

Given the cash balance at the end of 2022 and NeuroPace’s ongoing efforts to reduce the cash burn rate, NeuroPace does not believe that it will have a need to raise capital in the next 12 months.

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the fourth quarter and full year 2022 financial results after market close on Thursday, March 2, 2023, at 4:30 P.M. Eastern Time.

Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.neuropace.com, on the Investors page in the News & Events section. The webcast will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a commercial-stage medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs, including among other things, the statements related to the stability of the epilepsy monitoring unit environment, the impacts of NeuroPace’s partnership with DIXI Medical and the results of our ongoing pivotal study, supply chain disruptions, and the statements under the caption “Full Year 2023 Financial Guidance” above. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on NeuroPace’s business. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the period ended September 30, 2022 and its Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC, as well as any reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Gilmartin Group
Philip Taylor
investors@neuropace.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share amounts)	2022	2021	2022	2021
Revenue	$12,789	$10,997	$45,520	$45,183
Cost of goods sold	3,986	2,921	13,027	11,748
Gross profit	8,803	8,076	32,493	33,435
Operating expenses
Research and development	5,089	5,345	21,946	18,211
Selling, general and administrative	13,573	11,746	51,341	38,961
Total operating expenses	18,662	17,091	73,287	57,172
Loss from operations	(9,859)	(9,015)	(40,794)	(23,737)
Interest income	800	186	1,578	448
Interest expense	(1,941)	(1,862)	(7,529)	(7,410)
Other income (expense), net	(146)	(2)	(337)	(5,381)
Net loss	$(11,146)	$(10,693)	$(47,082)	$(36,080)
Net loss per share attributable to common stockholders, basic and diluted	$(0.45)	$(0.44)	$(1.91)	$(2.17)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	24,833,355	24,166,507	24,594,784	16,608,800

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	December 31,
(in thousands, except share and per share amounts)	2022	2021
Assets
Current assets
Cash and cash equivalents	$6,605	$19,187
Short-term investments	70,804	96,397
Accounts receivable	7,482	7,091
Inventory	9,712	7,822
Prepaid expenses and other current assets	3,111	2,319
Total current assets	97,714	132,816
Property and equipment, net	1,064	603
Operating lease right-of-use asset	14,838	—
Restricted cash	122	122
Deferred offering costs	347	—
Other assets	21	21
Total assets	$114,106	$133,562
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,147	$1,378
Accrued liabilities	7,414	7,923
Operating lease liability	1,415	—
Total current liabilities	10,976	9,301
Deferred rent, noncurrent	—	911
Long-term debt	52,913	49,847
Operating lease liability, net of current portion	15,440	—
Total liabilities	79,329	60,059
Stockholders’ equity
Common stock, $0.001 par value	25	24
Additional paid-in capital	506,713	497,522
Accumulated other comprehensive loss	(1,108)	(272)
Accumulated deficit	(470,853)	(423,771)
Total stockholders’ equity	34,777	73,503
Total liabilities and stockholders’ equity	$114,106	$133,562